Exhibit 99.1

CONTACTS: Mark Carter, VP and Investor Relations Officer (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

May 8, 2012

Snyder’s-Lance, Inc. Reports Results for First Quarter 2012

•	Reports net revenues of $393 million, a 1.1% increase over 2011, and up 4.2% excluding impact of the IBO conversion

•	Reports 2012 first quarter earnings per diluted share of $0.21

•	Reports 2012 first quarter earnings per diluted share of $0.17 excluding special items

•	Merger integration on track to be completed mid-year 2012

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - May 8, 2012 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its first quarter of 2012. Net revenues for the first quarter ended March 31, 2012 were $393 million, an increase of 1.1% over prior year net revenues of $388 million. Net revenue growth when adjusting for the impact of the independent business owner (“IBO”) route system conversion was 4.2%. This growth was primarily driven by increased revenues from our branded products. In the first quarter of 2012, net income excluding special items was $11.4 million, or $0.17 per diluted share, as compared to first quarter 2011 net income excluding special items of $11.8 million, or $0.17 per diluted share. Net income including special items was $14.2 million for the first quarter of 2012, or $0.21 per diluted share, compared to net income including special items of $10.8 million, or $0.16 per diluted share, for the first quarter of 2011. Special items for the first quarter of 2012 included after-tax gains of $4.9 million on the sale of routes as well as after-tax expenses of $1.2 million for merger related items and $0.9 million associated with asset transfer expenses due to the closing of the manufacturing facility in Corsicana, TX. Special items for the first quarter of 2011 included after-tax expenses of $1.0 million associated with the merger of Lance, Inc. and Snyder’s of Hanover, Inc. (“Merger”).

Comments from Management

“We were pleased with our results for the first quarter of 2012. Earnings were in line with our expectations, and we continued to show solid momentum in net sales growth,” commented David V. Singer, Chief Executive Officer. “Our team continues to do an exceptional job of executing on the complex challenges of the Merger integration while delivering solid top line performance. I’m very pleased with our progress. Branded products net revenues grew by 6.2% excluding the reduction in net sales associated with converting from a company-owned to an IBO route system. This growth was driven by our core brands (Snyder’s of Hanover pretzels, Lance sandwich crackers and Cape Cod kettle chips), each of which delivered double digit growth in sales in the first quarter.”

Mr. Singer continued, “We expect to meet our commitment of completing the work of integration by the middle of 2012 and to see a widening of margins on a run-rate basis in the back half of the year as synergies are realized. I’m very proud of what has been accomplished by our associates in the past 16 months, and we will continue our integration efforts while focusing clearly on growing core branded items and widening our profit margins.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 31, 2012 to stockholders of record at the close of business on May 23, 2012.

2012 Estimates

The Company believes that its net revenue for the full year 2012 will be flat to 2% down net of IBO impact when compared to 2011, slightly better than previously estimated. There is no change to the estimates for earnings per diluted share which is expected to increase between 30% and 45% as compared to 2011. Capital expenditures for 2012 are projected to be between $80 and $85 million as investments are made in plant improvements, quality, capacity and innovation.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Tuesday, May 8, 2012 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on May 8th and midnight on May 15th. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 73918047. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover, Lance, Cape Cod, Krunchers!, Tom’s, Archway, Jays, Stella D’oro, O-Ke-Doke and Grande brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters Ended March 31, 2012 and April 2, 2011

(in thousands, except per share data)

	Quarter Ended
	March 31, 2012	April 2, 2011
Net revenue	$392,843	$388,471
Cost of sales	265,460	247,299

Gross margin	127,383	141,172

Selling, general and administrative	110,703	120,905
Gain on sale of route businesses, net	(9,287)	(89)
Other (income)/expense, net	(89)	128

Income before interest and income taxes	26,056	20,228

Interest expense, net	2,263	2,660

Income before income taxes	23,793	17,568

Income tax expense	9,469	6,525

Net income	14,324	11,043
Net income attributable to noncontrolling interests	111	194

Net income attributable to Snyder’s-Lance, Inc.	$14,213	$10,849

Basic earnings per share	$0.21	$0.16
Weighted average shares outstanding – basic	67,912	66,732

Diluted earnings per share	$0.21	$0.16
Weighted average shares outstanding – diluted	69,053	68,060

Cash dividends declared per share	$0.16	$0.16

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of March 31, 2012 (Unaudited) and December 31, 2011

(in thousands, except share data)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$22,149	$20,841
Accounts receivable, net of allowances of $1,881 and $1,884, respectively	147,871	143,238
Inventories	102,193	106,261
Income tax receivable	—	18,119
Deferred income taxes	18,046	21,042
Assets held for sale	71,678	57,822
Prepaid expenses and other current assets	22,506	20,705

Total current assets	384,443	388,028

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $324,529 and $328,648, respectively	306,725	313,043
Goodwill	366,199	367,853
Other intangible assets, net	371,884	376,062
Other noncurrent assets	20,293	21,804

Total assets	$1,449,544	$1,466,790

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,939	$52,930
Accrued compensation	25,544	29,248
Income tax payable	2,435	—
Other payables and accrued liabilities	56,291	68,712
Current portion of long-term debt	4,430	4,256

Total current liabilities	138,639	155,146

Noncurrent liabilities:
Long-term debt	247,256	253,939
Deferred income taxes	193,139	196,244
Other noncurrent liabilities	23,777	22,870

Total liabilities	602,811	628,199

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 68,074,130 and 67,820,798 shares outstanding, respectively	56,726	56,515
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	733,096	730,338
Retained earnings	38,878	35,539
Accumulated other comprehensive income	15,442	13,719

Total Snyder’s-Lance, Inc. stockholders’ equity	844,142	836,111
Noncontrolling interests	2,591	2,480

Total stockholders’ equity	846,733	838,591

Total liabilities and stockholders’ equity	$1,449,544	$1,466,790

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Quarters Ended March 31, 2012 and April 2, 2011

(in thousands)

	Quarter Ended
	March 31, 2012	April 2, 2011
Operating activities
Net income	$14,324	$11,043
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12,867	14,061
Stock-based compensation expense	1,008	338
(Gain)/Loss on sale of fixed assets	(259)	41
Gain on sale of route businesses, net	(9,287)	(89)
Changes in operating assets and liabilities	1,928	(12,982)

Net cash provided by operating activities	20,581	12,412

Investing activities
Purchases of fixed assets	(13,782)	(17,471)
Purchases of route businesses	(21,712)	(622)
Proceeds from sale of fixed assets	2,852	521
Proceeds from sale of route businesses	28,929	676
Proceeds from sale of investments	—	960

Net cash used in investing activities	(3,713)	(15,936)

Financing activities
Dividends paid to stockholders	(10,873)	(10,584)
Dividends paid to noncontrolling interests	—	(182)
Issuances of common stock	2,282	1,935
Repurchases of common stock	(322)	—
Repayments of long-term debt	(610)	—
Net repayments of existing credit facilities	(5,899)	(9,243)

Net cash used in financing activities	(15,422)	(18,074)

Effect of exchange rate changes on cash	(138)	83

Increase/(Decrease) in cash and cash equivalents	1,308	(21,515)
Cash and cash equivalents at beginning of period	20,841	27,877

Cash and cash equivalents at end of period	$22,149	$6,362

Supplemental information:
Cash (received)/paid for income taxes, net of refunds of $12,283 and $2, respectively	$(11,650)	$449
Cash paid for interest	$1,231	$1,478

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

For the Quarters Ended March 31, 2012 and April 2, 2011

(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Quarter Ended March 31, 2012
Net income attributable to Snyder’s-Lance, Inc.	$14,213	$0.21

Merger Related Items	1,225	0.02
Corsicana asset transfer expenses	899	0.01
Gain on the sale of route businesses	(4,942)	(0.07)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,395	$0.17

Quarter Ended April 2, 2011
Net income attributable to Snyder’s-Lance, Inc.	$10,849	$0.16

Merger-related costs	981	0.01

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,830	$0.17